Exhibit 99.1
FOR IMMEDIATE RELEASE                      For Further Information Contact at:

                                           Patapsco Valley Bancshares, Inc.
                                           John S. Whiteside
                                           President and Chief Executive Officer
                                           410-465-0900



                      PATAPSCO VALLEY BANCSHARES SUBSIDIARY
                             SIGNS LETTER OF INTENT
                      TO ACQUIRE ASSETS OF INSURANCE AGENCY

Ellicott City, MD - John S. Whiteside, President and Chief Executive Officer of Patapsco Valley Bancshares, Inc., parent company of Commercial and Farmers Bank, announced today that Commercial and Farmers Bank, through its subsidiary, C & F Insurance Agency, Inc., has signed a letter of intent to acquire the Ellicott City branch of Fowler & Seidl and Center for Insurance and Related Services, a full-line independent insurance agency based in Maryland.

The acquisition will be paid for with cash, stock, and a percentage of future commissions. This acquisition is subject to various conditions and is expected to close in the last quarter of 1998 or the first quarter of 1999.

Patapsco Valley Bancshares, Inc. is a Maryland based bank holding company with $152.8 million in assets. Patapsco Valley Bancshares offers full-service banking through Commercial and Farmers Bank at seven offices located in Ellicott City, Catonsville, Dorsey Search, West Friendship, and Columbia at Hickory Ridge and Columbia Crossing. Patapsco Valley Bancshares' common stock was registered with the Securities and Exchange Commission (SEC) on November 10, 1998.

"We are excited about the opportunities that this affiliation presents for Patapsco Valley Bancshares' customers and shareholders," stated John S. Whiteside, President and CEO. "We are confident that this acquisition will establish Patapsco Valley Bancshares as a full service provider of financial products and services and will serve to increase Patapsco's non-interest income base."

                               * * * * * * * * * *

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about Patapsco Valley Bancshares, Inc.'s confidence and strategies, expectations about the projected closing date, and continued operations of Fowler & Seidl. These statements may be identified by such forward-looking terminology as "expect," "believe," anticipate," or by expressions of confidence such as "continuing," or "strong," or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These risks and uncertainties include, but are not limited to, general economic conditions and competition in the geographic and business areas in which Patapsco Valley Bancshares, Inc. operates, inflation, fluctuations in interest rates, legislation, and governmental regulation. Actual results may differ materially from the forward-looking statements. Patapsco Valley Bancshares, Inc. assumes no obligation for updating any such forward-looking statements at any time.



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